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                                                                   EXHIBIT 99.05

                                SECOND AMENDMENT
                                     TO THE
                         CARDINAL HEALTH PROFIT SHARING,
                           RETIREMENT AND SAVINGS PLAN
                     (As amended and restated July 1, 2002)


                             BACKGROUND INFORMATION

A. Cardinal Health, Inc. ("Cardinal Health") established and maintains the Cardinal Health Profit Sharing, Retirement and Savings Plan (the "Plan") for the benefit of participants and their beneficiaries.

B. The Cardinal Health, Inc. Employee Benefits Policy Committee (the "Committee") oversees the administration of the Plan and is authorized to amend the Plan.

C. The Committee desires to amend the Plan to permit the determination of the amount of contributions to be allocated to certain defined groups of employees as profit sharing contributions.

D. The Committee also desires to reflect the participation of certain affiliates of Cardinal Health 414, Inc. in the Plan effective as of July 1, 2004.

E. Section 13.02 of the Plan permits the amendment of the Plan at any time.

                              AMENDMENT OF THE PLAN

1. A new sentence is hereby inserted as the fifth sentence of Section 3.02 of the Plan to read as follows:

         Effective as of January 1, 2004, the amount of Profit Sharing Contributions to be allocated to Eligible Employees under the Plan, if any, shall be determined separately (including separately within each QSLOB, if applicable) for two classes of employees consisting of (1) Employees who are eligible to receive stock options from Cardinal Health (as referenced in the Cardinal Health HRIS (PeopleSoft) System) and (2) all other employees.

2. Appendix A to the Plan, Participating Employers, is hereby amended by the addition of the following participating employers (in appropriate alphabetical order) as of the dates set forth herein.

         Abilene Nuclear, LLC                                July 1, 2004
         Pharmaceutical & Diagnostic, Inc.                   July 1, 2004
         West Texas Nuclear Pharmacy Partners                July 1, 2004



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3.       All other provisions of the Plan shall remain in full force and effect.


                                     CARDINAL HEALTH, INC. EMPLOYEE
                                       BENEFITS POLICY COMMITTEE


                                     By:   /s/ Susan Nelson
                                           -------------------------------------
                                           Susan Nelson, Secretary

                                     Date: June 29, 2004
                                           -------------------------------------